Exhibit 10.1

May 1, 2012

RESIGNATION AGREEMENT AND GENERAL RELEASE

The following is an agreement between me and Associated Banc-Corp, or a subsidiary or affiliate of Associated Banc-Corp (“Associated”), dated as of May 1, 2012 (the “Agreement”):

1.

Resignation.  Associated and I acknowledge and agree that my resignation as an officer of Associated and its direct and indirect subsidiaries and affiliates shall be effective on May 18, 2012 (the “Separation Date”).

2.

Employee Acknowledgements.  I also acknowledge that the benefits specified in the Summary of Severance Benefits attached as Exhibit A to this Agreement are in lieu of any and all other severance or retirement benefits of any nature whatsoever.  I also acknowledge that I have read the summary of Non-Severance Benefits attached as Exhibit B and agree to the provisions set forth therein.  I acknowledge that these benefits constitute adequate consideration for this Agreement.  I further acknowledge that (a) I have been paid or will be paid all earned but unused paid time off upon my separation from employment; and (b) I have suffered no workplace injury at Associated for which I have not already filed a claim.

3.

General Release.

a.

In exchange for the benefits provided to me under this Agreement, I, for myself and my heirs, legal representatives, and assigns (collectively the “Releasors”), release, waive and forever discharge Associated and its parent company, subsidiaries, affiliates, former and current representatives, agents, attorneys, employees, officers, directors, and shareholders, and their predecessors in interest, successors, and assigns (collectively the “Released Parties”), jointly and severally, from any and all liabilities, obligations, compensation, employee benefits, plans, claims, demands, damages, attorney’s fees, actions, and causes of action, of every kind which I have had or now have, whether known or unknown, from the beginning of my employment to the date I sign this Agreement, including, without limitation, claims arising out of my employment relationship with Associated or any other Released Party and the termination of that employment.  This Paragraph 3 includes, specifically, without limitation, any and all claims of discrimination based on age, religion, sex, marital status, national origin, ancestry, handicap, disability, veteran status, race, color, or any other prohibited employment practice, or the continuing or future effects thereof.

b.

Without limiting the generality of the foregoing, this Paragraph 3 is intended to and shall release the Released Parties from any and all claims, whether known or unknown, that Releasors ever had, now have or may have against the Released Parties arising out of my employment with Associated or any of the Released Parties, the terms and conditions of such employment and/or the termination of such employment, including but not limited to: (i) any claim under the Age Discrimination in Employment Act, as amended (“ADEA”), and/or the Older Workers Benefit Protection Act which laws prohibit discrimination on account of age; (ii) any claim under Title VII of the Civil Rights Act of 1964, as amended, which, among other things, prohibits discrimination/retaliation on account of race, color, religion, sex, and national origin; (iii) any claim under the Americans with Disabilities Act (“ADA”) or Sections 503 and

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504 of the Rehabilitation Act of 1973, each as amended; (iv) any claim under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (v) any claim under the Family and Medical Leave Act; (vi) any claim or other action under the National Labor Relations Act, as amended; (vii) any claim under the Workers’ Adjustment and Retraining Notification Act; (viii) any claim under the Wisconsin Fair Employment Act, the Wisconsin Employee Protection Law, the Wisconsin Worker’s Compensation Retaliation Law, the Wisconsin Whistleblower Protection Law, the Wisconsin Payment of Wages Law or any other applicable state or local labor or human rights laws; (ix) the Sarbanes-Oxley Act of 2002; (x) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, regulation, or decisional); (xi) any other claim (whether based on federal, state or local law, statutory or decisional) arising out of the terms and conditions of my employment with and termination from Associated and/or the Released Parties; (xii) any claims for wrongful discharge, whistleblowing, constructive discharge, promissory estoppel, detrimental reliance, negligence, defamation, emotional distress, compensatory or punitive damages, and/or equitable relief; (xiii) any claims under federal, state, or local occupational safety and health laws or regulations, all as amended; and (xiv) any claim for attorneys’ fees.  I acknowledge that I have been informed that I might have specific rights and/or claims under the ADEA, including those as provided in Paragraph 16 below.  I specifically waive such rights and/or claims under the ADEA to the extent such rights and/or claims arose on or prior to the date I execute this Agreement.

4.

Other Exclusions From General Release.  The General Release in Paragraph 3 does not cover (a) rights or claims that arise following the execution of this Agreement; (b) claims or rights which cannot be waived by law, including my right to receive unemployment compensation benefits (where applicable under state law); (c) rights to any benefits provided in the Summary of Severance Benefits attached as Exhibit A and the Summary of Non-Severance Benefits attached as Exhibit B; and (d) any rights to indemnification, subject to the terms of  Associated’s bylaws in effect from time to time, and any directors and officers insurance liability policy, subject to the terms of such policy in effect from time to time.  While nothing contained in this Agreement shall be interpreted to prevent the United States Equal Employment Opportunity Commission from investigating and pursuing any matter which it deems appropriate, I understand and agree that, by signing this Agreement, I am waiving any and all rights I may have to reinstatement, damages, remedies, costs, attorney's fees or other relief as to any claims I have released and any rights I have waived as a result of my execution of this Agreement.

5.

Receipt of Summary of Benefits.  I acknowledge that I have received a Summary of Severance Benefits attached as Exhibit A, which describes the severance benefits I will receive under the Associated Banc-Corp Severance Pay Plan (the “Severance Plan”).  I also acknowledge that I have received the Summary of Non-Severance Benefits attached as Exhibit B, which describes the treatment of certain items under benefit plans and policies of Associated (other than the Severance Plan) in connection with my termination of employment.

6.

Return of Associated Property/Information.  I agree and represent that I have returned or will immediately return to Associated all information and related reports, files, memoranda, records, credit cards, card key passes, door and file keys, computer access codes,

May 1, 2012

software, and any other property or documentation I received, prepared, or helped prepare in connection with my employment with Associated that is in my possession or under my control.  I further represent and agree that I have not and will not retain any of the above-mentioned property or any copies, duplicates, reproductions, or excerpts therefrom.  The term “information” as used in this Agreement includes:  (a) confidential information including without limitation, information received from customers or other third parties under confidential conditions which shall not include information normally available to the community or general public; and (b) other technical, business or financial information, the use or disclosure of which would be contrary to the best interest of Associated.

7.

Confidential Information.

a.

Associated and I acknowledge that Associated has created and maintains at great expense strategic plans, methods, products, procedures, processes, techniques, financial information, customer and supplier lists, pricing policies, pricing and cost information, personnel data and other similar confidential and proprietary information (collectively, the “Confidential Information”).  Confidential Information also includes information received by Associated from others which Associated has an obligation to treat as confidential, including all information obtained in connection with customer engagements.  I agree that until the sooner of (i) such time as the Confidential Information becomes generally available to the public through no fault of mine or any other person under a duty of confidentiality to Associated, (ii) such time as the Confidential Information no longer provides a benefit to Associated, or (iii) two years following the Separation Date (i.e., May 18, 2014), I will not, directly or indirectly, in any capacity, use or disclose, or cause to be used or disclosed, in any geographic territory in which such use or disclosure could harm Associated’s existing or potential business interests, any Confidential Information.

b.

I further acknowledge that the foregoing shall not limit any obligation I have under law or any legal ethical requirements as an attorney with regard to the use or disclosure of any trade secrets or Confidential Information of Associated or any of its affiliates.

c.

In addition, unless as required to be disclosed by applicable law, the terms and conditions of this Agreement shall remain strictly confidential, and I hereby agree not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on my conduct imposed by the provisions of this Paragraph 7.

8.

Post-Employment Restrictions.  During the six month period following the Separation Date (i.e., May 18, 2012 through November 18, 2012), I will not directly or indirectly, whether on behalf of myself or a third party, do any of the following:

a.

Solicit or accept business from any person or entity who is an Active Customer (as defined herein) of Associated or its subsidiaries or affiliates, and with whom I have had business contact during the twelve month period prior to termination of

May 1, 2012

my employment with Associated (the “Reference Period”) for the purpose of providing competitive products or services similar to those provided by me during the Reference Period.

b.

Request or advise any Active Customer(s), suppliers or other business contacts of Associated who have business relationships with Associated and with whom I have had business contact during my employment with Associated to withdraw, curtail or cancel any business relations with Associated.

c.

Induce any employee or individual affiliated with Associated or any of its affiliates (that was employed or affiliated with Associated or any of its affiliates during the Reference Period) to terminate or breach his or her relationship, whether oral or written, with Associated; provided, however, that nothing shall prevent my future employer(s) from hiring such employee if I do not otherwise violate the terms of this Paragraph 8.

d.

Definitions:

i.

“Active Customer” shall mean any customer or prospective customer of Associated which, within the Reference Period, either received any products or services supplied by or on behalf of Associated or was under “Active Solicitation” by Associated, and with which I had business contact during the Reference Period.

ii.

“Active Solicitation” shall mean at least two business contacts by any personnel of Associated, and myself, during the Reference Period.

9.

Non-Disparagement.    I agree not to make any oral or written statement that disparages or places Associated (including any of its past or present officers, employees, products or services) in a false or negative light, or to encourage or assist any person or entity who may or who has filed a lawsuit, charge, claim or complaint against the Released Parties.  I affirm that I have not done anything before signing this Agreement that would violate this Paragraph 9.   If I receive any subpoena or become subject to any legal obligation that implicates this paragraph, I will provide prompt written notice of that fact to Associated and enclose a copy of the subpoena and any other documents describing the legal obligation.

10.

Cooperation with Associated.  Upon the request of Associated (including outside counsel), I agree that I will respond and provide information with regard to matters in which I have knowledge as a result of my employment with Associated, and will provide reasonable assistance to Associated, its affiliates and their respective representatives in defense of any claims that may be made against Associated or its affiliates, and will assist Associated and its affiliates in the prosecution of any claims that may be made by Associated or its affiliates, to the extent that such claims may relate to the period of my employment with Associated.  I agree to promptly inform Associated if I become aware of any lawsuits involving such claims that may be filed or threatened against Associated or its affiliates.  I also agree, to extent legally permitted, to promptly inform Associated if I am asked to assist in any investigation of Associated or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been

May 1, 2012

filed against Associated or its affiliates with respect to such investigation, and shall not do so unless legally required.  Upon presentation of appropriate documentation, Associated shall reimburse me for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by me in complying with this Paragraph 10.

11.

Equitable Relief and Other Remedies.  I acknowledge that Paragraphs 3, 6, 7, 8, 9 and 10 are material terms of this Agreement.  I acknowledge and agree that Associated’s remedies at law for a breach or threatened breach of any of the provisions of Paragraphs 3, 6, 7, 8, 9 or 10 would be inadequate and, in recognition of this fact, I agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, Associated, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

12.

Compensation Limitations.  Notwithstanding anything in this Agreement to the contrary, I acknowledge that (a) no payment or benefit hereunder will be provided to me if any such payment or benefit violates or would violate any applicable Compensation Limitations (as defined below); (b) Associated may amend this Agreement, including the Exhibits hereto, without my consent, to the extent it determines necessary to comply with any applicable Compensation Limitations; and (c) I will promptly, upon written demand, return to Associated any such amount that I have received from Associated that was in violation or that would violate the Compensation Limitations.  “Compensation Limitations” shall mean any compensation limitations that may become applicable to Associated or me pursuant to laws or other rules, regulations or written guidance issues pursuant to the authority of the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, or other applicable federal or state regulatory agency.

13.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations and agreements, written or oral, expressed or implied.

14.

Governing Law.  This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Wisconsin.  Both parties each submit and consent to jurisdiction of the courts in the state of Wisconsin, Brown County, in any action brought to enforce or otherwise relating to this Agreement.  Both parties consent to such jurisdiction, agree that venue shall be proper in such courts and waive any objections based upon forum non conveniens.

15.

WAIVER OF JURY TRIAL.  I, FOR MYSELF AND MY AFFILIATES,  HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

May 1, 2012

16.

Time to Consult Attorney, Consider and Revoke Agreement.  I acknowledge that I have been advised, by this Agreement, to consult with an attorney before signing this Agreement.  In addition, I acknowledge that I have been given twenty-one (21) days to consider this Agreement before signing it.  If after signing this Agreement I wish to revoke it, I must do so by providing written notice of revocation to Associated Banc-Corp attn: Colleague Care Mailstop #7805 Green Bay, WI 54301, or colleaguecare@associatedbank.com within seven (7) days after signing this Agreement.  If I do not revoke it, this Agreement shall become effective on the eighth (8th) day after I sign it.

17.

The intent of the parties is that payments and benefits under this Agreement (including the Exhibits attached hereto) comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If I notify Associated (with specificity as to the reason there for) that I believe that any provision of this Agreement would cause me to incur any additional tax or interest under Code Section 409A and Associated concurs with such belief, Associated shall reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall maintain the original intent and economic benefit to Associated and I of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall Associated or any of the Released Parties be liable for any additional tax, interest or penalty that may be imposed on my by Code Section 409A or any damages for failing to comply with Code Section 409A with respect to any payment provided under this Agreement (including any Exhibit attached hereto).

18.

Severability; Breach of Agreement. The provisions of this Agreement shall be severable and the invalidity of any provision, or the performance of one party’s obligations under any provision, shall not affect the validity of the other provisions or the other party’s duty to perform its or his/her obligations under any other provision; provided, however, that (i) the provisions set forth in Paragraphs 3, 6, 7, 8, 9 and 10 are material terms of this Agreement, and in the event I breach any one of these provisions, and to the extent such breach are capable of being cured by me and I have not cured it within ten (10) days following notice from Associated, Associated has the right to terminate any further payments under this Agreement to me and to recover any consideration already paid to me pursuant to this Agreement, in addition to any other rights and remedies available to Associated at law or in equity; and (ii) upon a finding by a court of competent jurisdiction that any release or agreement in Paragraph 3 above is illegal, void or unenforceable, I agree to execute, at Associated’s option, a release and agreement that is legal and enforceable and otherwise consistent with the terms and conditions of this Agreement, and my failure to do so will constitute a material breach of this Agreement, in which event, Associated, in addition to its other rights and remedies, shall not be obligated to provide me with any of the future payments described in the Summary of Severance Benefits attached as Exhibit A.

(Signature Page Follows)

May 1, 2012

I HAVE CAREFULLY READ, AND FULLY UNDERSTAND THIS AGREEMENT, INCLUDING MY GENERAL RELEASE OF CLAIMS AGAINST ASSOCIATED.  EXCEPT FOR WHAT IS STATED IN THIS AGREEMENT, I HAVE NOT RELIED UPON ANY REPRESENTATION OR COMMUNICATION, WRITTEN OR ORAL, BY ASSOCIATED.

Accepted and Agreed to:

/s/ Mark D. Quinlan	Associated Banc-Corp
Signature: Mark D. Quinlan	Company Name

By: /s/ Judith M. Docter
Title: Chief Human Resources Officer
Date: 5/7/12	Date: 5/7/12

May 1, 2012

EXHIBIT A

SUMMARY OF SEVERANCE BENEFITS

Colleague Name:	Mark D. Quinlan	Separation Date:	May 18, 2012

The following is an exclusive list of benefits that I, Mark D. Quinlan, will receive under the Associated Banc-Corp Severance Pay Plan (the “Plan”) in consideration for executing this Agreement.  I understand that receipt of these severance benefits is (a) subject to the terms of the Plan and (b) conditioned on (i) my execution and non-revocation of this Agreement, and (ii) compliance with Paragraphs 3, 6, 7, 8, 9 and 10 of the Agreement.  The following is an itemized list of benefits which I will receive in consideration for executing the Separation Agreement.  By signing this Summary of Severance Benefits, I agree to be bound by its terms.

1.

Cash Severance.  I will receive cash severance payable in semimonthly installments in the amount of $21,875.00 less applicable withholdings pursuant to Associated’s normal payroll procedures, as in effect from time to time, during the Severance Period; provided, however, that no cash severance shall be payable until the Resignation Agreement and General Release referenced above has been executed and is no longer subject to revocation under applicable law.  The “Severance Period” means the 12 month period beginning on the Separation Date and ending 12 months after the Separation Date.

2,

Job Search Assistance.  Associated shall provide me with job search assistance through a mutually agreed upon outplacement agency during the Severance Period which shall not exceed $7,500 total.  I must initiate the job search assistance with such agency by June 18, 2012, or forfeit my right to use these services.  I shall not be entitled to the value of these services from Associated should I decide not to utilize all or a portion of such services.

COLLEAGUE:

Signature:   /s/ Mark D. Quinlan

Date:            5/7/12

* Regardless of date stated, Severance Pay will not be paid until Severance Agreement is effective, meaning both parties have signed the agreement and any applicable revocation period has elapsed.

May 1, 2012

EXHIBIT B

SUMMARY OF NON-SEVERANCE BENEFITS

Colleague Name:	Mark D. Quinlan	Separation Date:	May 18, 2012

The following is a description of the treatment of certain items under various Associated benefit plans and policies other than the Associated Banc-Corp Severance Pay Plan.  I understand that the benefits below are subject to the terms and conditions of the applicable benefit plan or policy, and nothing contained in this Exhibit B shall (a) supersede or amend any such benefit plan or policy as to provide any right or benefit or (b) waive any condition or participant obligation under such benefit plan or policy.

1.

Stock Option,  Restricted Stock, and Performance Based Restricted Stock Units.  On the Separation Date, I shall forfeit all my unvested stock options, unvested restricted stock, and unvested performance based restricted stock units awarded to me under Associated’s incentive plans.  I acknowledge and agree that I shall not be entitled to any accelerated vesting or any pro-rata vesting of any unvested stock options or unvested restricted stock.

2.

Share Salary.  I shall retain any shares of Associated stock paid to me as share salary prior to my Separation date, and those shares shall remain subject to transfer restrictions that expire pursuant to the terms of my share salary agreement.

3.

401(k) Plan.  I acknowledge that, except as otherwise provided in the 401(k) Plan, I shall not be entitled to any contribution following the Separation Date.

4.

Retirement Account Plan.  I acknowledge that, except as otherwise provided in the Retirement Plan, I shall not be entitled to any contribution or benefit accrual following the Separation Date.

5.

SERP.  I shall not accrue any benefits under the SERP after my Separation Date I shall receive distribution of my SERP account based on the distribution election I previously provided under the terms of the SERP.  If I elected to receive distribution due to my “separation from service” (as defined under Code Section 409A), I shall not be able to receive distribution of my account earlier than the six-month delay rule under Code Section 409A.

6.

Deferred Compensation.  After the Separation Date, I shall be ineligible to make any deferrals to the Associated Banc-Corp Deferred Compensation Plan (the “Deferred Compensation Plan”).  I shall receive distribution of my Deferred Compensation Plan account balance on the distribution election I previously provided under the terms of the Deferred Compensation Plan.  If I elected to receive my distribution due to my “separation from service” (as defined under Code Section 409A), I shall not be able to receive distribution of my account earlier than the six-month delay rule under Code Section 409A.

7.

Paid Time Off.  I shall be eligible to receive a cash payment equal to the value of any accrued, but unused, paid time off as of my Separation Date.  I shall receive this payment at the first payment on the first Associated payroll date following the Separation Date.

8.

Other Plans and Policies.  I acknowledge that, after the Separation Date, I shall no longer be eligible for benefits under any Associated benefit plan or policy not mentioned in Exhibit A or this Exhibit B, unless such plan or policy expressly provides to the contrary.

COLLEAGUE:

Signature:  /s/ Mark D. Quinlan

Date:           5/7/12